Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Clayton Street Trust of our reports dated February 16, 2018, relating to the financial statements and financial highlights which appear in the December 31, 2017 Annual Reports to Shareholders of Protective Life Dynamic Allocation Series- Conservative Portfolio, Protective Life Dynamic Allocation Series- Growth Portfolio, and Protective Life Dynamic Allocation Series- Moderate Portfolio (three of the portfolios constituting Clayton Street Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

Denver, Colorado

April 27, 2018